Exhibit 99

Ameron Reports Record Earnings in 2007

PASADENA, Calif.--(BUSINESS WIRE)--Ameron International Corporation (NYSE: AMN) today reported record net income of $67.2 million, or $7.40 per diluted share, in the year ended November 30, 2007, compared to net income of $52.2 million, or $5.88 per diluted share, in the year ended November 30, 2006. Net income and earnings per share increased 29% and 26%, respectively, in 2007, compared to 2006. Sales totaled $631.0 million in the year ended November 30, 2007, compared to $549.2 million in 2006, an increase of 15%. In addition, Ameron’s unconsolidated joint-venture companies had sales of $344 million in 2007, compared to $313 million in 2006.

Earnings per diluted share from continuing operations, which excludes financial results associated with the Performance Coatings & Finishes (“Coatings”) business which was divested in 2006, totaled $6.73 in the year ended November 30, 2007, compared to $5.64 per share in 2006. Earnings per share from the discontinued Coatings operations were $.67 in 2007, compared to $.24 per share in 2006. Income from discontinued operations in 2007 consisted principally of the after-tax gains realized on the sale of properties that had been retained as part of the Coatings business divestiture.

The significant improvement in earnings in 2007, compared to 2006, was attributable principally to the record sales and income achieved by the Fiberglass-Composite Pipe Group, the aggregates and ready-mix concrete business in Hawaii, and the record earnings of TAMCO, Ameron’s 50%-owned steel mini-mill in California. These improvements more than offset the impact of the continued softness in the water infrastructure market in the Western U.S. served by the Water Transmission Group and the start-up related costs associated with the large-diameter wind tower business. In addition, in 2007 the Company had a lower effective tax rate than in 2006 due principally to higher earnings from foreign subsidiaries and also to favorable resolution of various tax issues, including the recognition of tax benefits associated with the planned liquidation of the Company’s wholly-owned subsidiary in the United Kingdom which had operated as part of the Coatings business.

James S. Marlen, Ameron’s Chairman, President and Chief Executive Officer, stated, “I am pleased that the Company again achieved record earnings. It was a balanced performance by our operating units except the Water Transmission Group, which continued to be confronted with difficult market conditions and one-time, start-up costs related to wind towers. The start-up of the wind tower business is expected to be a one-time event as we complete the new wind tower facility; therefore, improvement is anticipated in 2008.”

Sales in the fourth quarter ended November 30, 2007 totaled $188.9 million, compared to $150.6 million in the fourth quarter of 2006, an increase of 25%. Net income was $21.8 million, or $2.39 per diluted share, in the fourth quarter of 2007, compared to $11.9 million, or $1.33 per share, in the fourth quarter of 2006. Included in the fourth-quarter results in 2007 was the after-tax gain of $3.8 million on the sale of former Coatings’ properties.

The Fiberglass-Composite Pipe Group had record sales and income in 2007, as sales increased 35% and segment income increased 65%, compared to 2006. Market conditions were generally favorable in all key market segments worldwide, including marine, offshore, onshore oilfield, and chemical and industrial markets. Ameron’s operations in the U.S., Europe and Asia had stronger performances with the exception of Centron International Corporation (“Centron”), the Company’s wholly-owned subsidiary in Texas which serves the onshore oilfield market worldwide. While demand for onshore oilfield pipe remained strong worldwide, Centron experienced a temporary slowdown and competitive pressure in two key markets, Canada and South America. Ameron’s operations in Singapore and Malaysia achieved significant sales growth due to the continued strong demand from the shipbuilding industry, particularly in Korea, Japan, Singapore and China. The Asian operations also experienced solid growth in demand for piping for chemical and industrial applications, including downstream energy projects in the Middle East. The sales improvement in Europe was concentrated in a variety of industrial markets throughout Europe and in oilfield markets in North Africa. The U.S. operation experienced steady sales growth of pipe used in fuel handling and in a variety of chemical and industrial applications, such as, power plants, oilfield tube liners and brine gathering lines. During the fourth quarter of 2007, the Company completed the acquisition of Polyplaster, Ltda. (“Polyplaster”), a polyester fiberglass pipe manufacturer that serves principally the water and industrial markets in Brazil. Concurrent with the acquisition, Ameron commenced construction of two plants in Brazil to manufacture Centron® onshore oilfield pipe and Bondstrand® epoxy fiberglass pipe for marine, offshore and chemical and industrial applications. Polyplaster along with the new Centron and Bondstrand plants will provide the foundation to serve the growing South American market. The Fiberglass-Composite Pipe Group entered 2008 with a record order backlog and expectations for another strong year.

The Water Transmission Group had sales of $190.3 million in 2007, compared to $175.0 million in 2006. The sales increase of $15.3 million, or 9%, was due to higher sales of wind towers, offset partially by lower sales of water pipe and protective linings as a result of continued softness in key water infrastructure markets in the Western U.S. The business incurred a segment loss of $6.0 million in 2007, compared to segment income of $7.6 million in 2006. The water transmission pipeline markets in California, Arizona and Nevada did not recover to the extent or level anticipated, while the market in Northern California improved. The need for new and upgraded water transmission pipelines in the Western U.S. is well established, and new infrastructure is required to support population and business growth. Over the near term major water infrastructure projects are planned that would provide the water needs to support the region; however, the timing of such projects remains uncertain. The Company has essentially completed the capital investment program to add the manufacturing capacity and capabilities to produce large-diameter wind towers to support the growing wind-energy market. Wind tower sales increased significantly in 2007, and the Company has demonstrated its abilities to manufacture high-quality wind towers for several major wind turbine customers. The market for wind towers is vibrant, and the demand should be sustainable given the benefits and competitive position of wind energy as an alternative source of renewable energy. The loss incurred by the Water Transmission Group was due to the start-up costs and manufacturing inefficiencies associated with the introduction of wind towers and the decrease in water-pipe sales and lower margins. The outlook for the wind tower business is favorable, while improvement in the water-pipe business is dependent on the timing of large-diameter water pipeline projects.

The Infrastructure Products Group had higher sales and segment income in 2007 compared to 2006. Sales and segment income increased 4% and 17%, respectively, in 2007. Ameron’s Hawaii Division had higher sales and segment income which more than offset the lower sales and segment income of the Pole Products Division. The construction sector on Oahu and Maui remained strong despite the slowing residential construction segment. Demand for ready-mix concrete and aggregates in the commercial, governmental, military and resort/timeshare sectors offset the lower volume in the residential market. The Pole Products Division had lower sales and slightly lower segment income as a result of the weakness in the housing market in key markets in the Southeast U.S. and Southern California. Lower demand for decorative concrete lighting poles used in residential lighting caused by the housing slowdown more than offset gains from commercial and municipal applications and steel pole replacement programs being pursued by the business. Sales of steel poles used primarily for highway lighting and traffic signals remained strong driven by increased highway spending throughout the U.S. The short-term outlook for the Hawaii Division is positive as the Hawaiian construction sector remains strong. The Pole Products Division will continue to be confronted by the weak housing market which is not expected to recover in the near term. Longer term, the prospects for the Pole Products Division are positive driven by growth opportunities in both the decorative concrete lighting pole product line and the steel pole product line.

TAMCO had slightly lower sales in the year ended November 30, 2007, compared to 2006; however, the business achieved record net income of $34.0 million in 2007 which represented a 11% increase from 2006. Ameron’s after-tax share of TAMCO’s net income totaled $15.4 million in 2007, compared to $13.6 million after taxes in 2006. Demand for steel rebar in TAMCO’s key market segment, including infrastructure projects and highway construction, remained strong. However, some softness was experienced at the end of 2007 in commercial construction markets due to a tighter credit market and a slowdown in residential-related commercial projects.

James Marlen concluded, "While there is softness in residential markets and uncertainty in the economy in general, I remain positive that we will continue to deliver solid returns for our shareholders.”

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

Cautionary statement for purposes of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the forecasted, estimated or anticipated future results of Ameron International Corporation (“Ameron” or the “Company”) are forward-looking and reflect the Company’s current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron’s businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron’s results. Forward-looking statements represent the Company’s judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.

Ameron International Corporation Consolidated Statements of Income Year Ended November 30,

(Dollars in thousands, except per share data)	2007	2006
Sales	$631,010	$549,180
Cost of sales	(484,981)	(416,791)
Gross profit	146,029	132,389

Selling, general and administrative expenses	(97,870)	(94,689)
Other income, net	6,030	11,397
Income from continuing operations before interest, income taxes and equity in earnings of joint venture	54,189	49,097
Interest income/(expense), net	1,927	(1,682)
Income from continuing operations before income taxes and equity in earnings of joint venture	56,116	47,415
Provision for income taxes	(10,359)	(10,905)
Income from continuing operations before equity in earnings of joint venture	45,757	36,510
Equity in earnings of joint venture, net of taxes	15,383	13,550
Income from continuing operations	61,140	50,060
Income from discontinued operations, net of taxes	6,099	2,140
Net income	$67,239	$52,200

Basic earnings per share:
Income from continuing operations	$6.77	$5.73
Income from discontinued operations, net of taxes	.68	.25
Net income	$7.45	$5.98

Diluted earnings per share:
Income from continuing operations	$6.73	$5.64
Income from discontinued operations, net of taxes	.67	.24
Net income	$7.40	$5.88

Weighted-average shares (basic)	9,029,487	8,731,839
Weighted-average shares (diluted)	9,090,846	8,871,695

CONTACT:
Ameron International Corporation
James S. Marlen
Chairman, President and Chief Executive Officer
or
Gary Wagner
Executive Vice President, Chief Operating Officer
or
James R. McLaughlin
Senior Vice President, Chief Financial Officer
626-683-4000